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                                                                    Exhibit 99.1
                                                                    ------------


                                                     Contacts: Lynda Michielutti
                                                                  (952) 830-3361
FOR IMMEDIATE RELEASE
                                                                     Jack Larsen
                                                                  (952) 830-3381


                JOSTENS ANNOUNCES EXIT FROM RECOGNITION BUSINESS

MINNEAPOLIS, Dec. 4, 2001 - Jostens, Inc. today announced that it will exit the Recognition business to focus its resources on its school business. Jostens has agreed to transfer substantially all of the assets of the Recognition business to Oklahoma-based Midwest Trophy Mfg., Inc. (MTM), a manufacturer of awards and trophies, and current supplier to Jostens. The Recognition business, which provides organizations with programs to recognize and reward employee service and achievement, represents about 8 percent of Jostens' overall sales.

         Approximately 170 Jostens employees will become employees of MTM. Most of the affected employees work in a manufacturing facility in Princeton, Ill. The remaining approximately 115 positions in Recognition and corporate support areas located in Minneapolis and Owatonna, Minn., will be eliminated.

         Jostens expects to record a non-recurring charge against fourth-quarter earnings in the range of $25-30 million pretax that will include costs associated with exiting the business, various non-cash write offs and employee separation expenses. The Company said these actions are expected to largely eliminate ongoing operating losses, which were $7.6 million, excluding restructuring charges, through the third quarter ended Sept. 29, 2001. The Company expects exiting the Recognition business will have minimal cash impact.

         Minneapolis-based Jostens is a leading provider of products, programs and services that help people celebrate important moments, recognize achievements and build affiliation. The Company's products include yearbooks, class rings, graduation products, school photography, and products for athletic organizations and their fans.